EXHIBIT 99.1
Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
April 12, 2007	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

Britton & Koontz Capital Corporation Announces Adoption of SFAS Nos. 157 and 159

Natchez, Mississippi - Britton & Koontz Capital Corporation (Nasdaq: BKBK, "the Company") announced that effective as of January 1, 2007, the Company elected early adoption of Statement of Financial Accounting Standards (“SFAS”) Nos. 157 and 159. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principals (“GAAP”), and expands disclosures about fair value measurement. SFAS No. 159 allows companies to measure at fair value most financial assets and liabilities that are currently required to be measured in a different manner, such as at amortized cost. Following the initial fair value measurement date, ongoing unrealized gains and losses on items for which fair value reporting has been elected are reported in earnings at each subsequent financial reporting date. Under SFAS No. 159, fair value reporting may be elected on an instrument-by-instrument basis, and thus companies may record identical financial assets and liabilities at fair value or by another measurement basis permitted under GAAP.

After a detailed analysis of SFAS No. 159 by the Company’s Asset/Liability Committee, the Company elected to adopt SFAS No. 159 in connection with a restructuring of a portion of its balance sheet. This restructuring is intended to adjust the asset-liability structure of the balance sheet to respond more effectively to potential interest rate changes reflected in the current yield curve.

Upon adoption of SFAS No. 159, the Company selected the fair value measurement option for approximately $55 million of its aggregate $64 million available-for-sale investment securities. The securities chosen for the fair value measurement option were those with the least attractive yield, cash flow and interest rate risk characteristics. As of January 1, 2007, the date of the initial fair value measurement of these securities as required under SFAS No. 159, the carrying value of these securities exceeded their fair value by approximately $880 thousand, net of tax. This cumulative-effect adjustment was recorded as a charge to beginning retained earnings at January 1, 2007. Under SFAS 159, this one-time charge will not be recognized in current earnings. While the adjustment to retained earnings is a permanent adjustment, there is no material impact to shareholders' equity because the Company had already recorded the market value adjustment in “accumulated other comprehensive loss” at December 31, 2006. Regulatory capital, which excludes the comprehensive loss, will be reduced by the adjustment to retained earnings. However, the Company’s capital significantly exceeds the capital levels required to be classified as well-capitalized, and the reduction in retained earnings resulting from the adoption of SFAS No. 159 will have minimal effect on the Company’s current regulatory capital ratios. Because market yields at March 31, 2007, were lower than yields at January 1, 2007, the fair value measurement of the selected investment securities was in excess of the carrying value of such investment securities, which allowed the Company to record trading gains in the first quarter for the change in fair value from January 1, 2007, to March 31, 2007.

To implement the Company’s balance sheet restructuring, the Company sold the securities selected to be valued at fair value, which yielded approximately 4.31% and had an approximate duration of 2.13 years, and replaced them with similar securities yielding 5.50% with an approximate duration of 3.93 years. Although the Company’s financial position remains substantially the same after this transaction, as a result of the restructure the Company expects interest income in 2007 to increase by approximately $444 thousand.

The Company expects to announce its financial results for the first quarter of 2007 during the fourth week of April which will reflect the after-tax impact related to its adoption of SFAS No. 159.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana. As of December 31, 2006, the Company reported assets of $369.3 million and equity of $33.6 million.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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